As filed with the Securities and Exchange Commission on October 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OXiGENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3679168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

701 Gateway Blvd., Suite 210

South San Francisco, CA 94080

(650) 635-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter J. Langecker, M.D., Ph.D.

Chief Executive Officer

OXiGENE, Inc.

701 Gateway Blvd., Suite 210

South San Francisco, CA 94080

(650) 635-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Megan N. Gates, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	5,052,007 (2)	$2.37 (3)	$11,973,257	$1,542
Rights to purchase Common Stock (4)	5,052,007	(4)	(4)	(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the registrant.
(2)	The number of shares of common stock includes 2,452,431 shares of common stock issuable upon conversion of the Company’s outstanding shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and 2,599,576 shares of common stock issuable upon exercise of the Company’s outstanding Warrants (the “Warrants”) (including 147,145 shares underlying Warrants issued or issuable to the placement agent in the offering described herein).
(3)	In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of the common stock is estimated solely for the calculation of the registration fees due for this filing. This estimate was based on the average of the high and low sales price of our stock reported by The NASDAQ Capital Market on September 30, 2013, which was $2.37.
(4)	Pursuant to the Stockholder Rights Agreement, dated as of March 24, 2005, between the Company and American Stock Transfer & Trust Company LLC, as amended, each share of common stock has an attached right to purchase one share of common stock, which rights are not currently exercisable, on the terms set forth in the Rights Agreement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated October 2, 2013

PROSPECTUS

OXiGENE, INC.

5,052,007 Shares of Common Stock

This prospectus relates to the resale of up to 5,052,007 shares of our common stock, including 2,452,431 shares of common stock issuable upon conversion of shares of Series B Preferred Stock, and 2,599,576 shares of our common stock issuable upon exercise of Warrants.

These shares will be resold from time to time by the entities and persons listed in the section titled “Selling Securityholders” on page 20, which we refer to as the selling securityholders. The shares of common stock offered under this prospectus by the selling securityholders have been issued pursuant to the Securities Purchase Agreement by and among OXiGENE, Inc. and certain of the selling securityholders, dated as of September 18, 2013 (the “Purchase Agreement”), and pursuant to an engagement letter, dated September 18, 2013, with H.C. Wainwright & Co., LLC, the placement agent for the offering made pursuant to the Purchase Agreement (the “Engagement Letter”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders.

The selling securityholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling securityholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 22. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is quoted on The NASDAQ Capital Market, or NASDAQ, under the symbol “OXGN.” On September 30, 2013, the last reported sale price of our common stock was $2.44 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS              , 2013.

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference into this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the documents incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean OXiGENE, Inc.

Registered Trademarks and Trademark Applications: “ZYBRESTAT®” and “OXi4503” are the subject of either a trademark registration or application for registration in the United States. Other brands, names and trademarks contained in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ® and TM symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to these trademarks, service marks and trade names. This prospectus contains additional trade names, trademarks and service marks of other companies, which, to our knowledge, are the property of their respective owners.

We obtained industry and market data used throughout and incorporated by reference into this prospectus through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources.

As previously disclosed on a Current Report on Form 8-K filed on December 27, 2012, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to implement a 1-for-12 reverse stock split on December 28, 2012. The reverse split was approved by our stockholders at a special meeting held on December 21, 2012 and was effective December 28, 2012. Also, as previously disclosed on a Current Report on Form 8-K filed on February 22, 2011, our board of directors in February of 2011 voted unanimously to implement a 1-for-20 reverse stock split of our common stock, following authorization of the reverse split by a stockholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share values discussed in this prospectus have been adjusted to reflect the effect of these reverse stock splits.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the U.S. Securities and Exchange Commission, or SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 7.

Our Business

We are a biopharmaceutical company primarily focused on the development of vascular disrupting agents, or VDAs, for the treatment of cancer. We are pursuing what we believe to be a cost-efficient, risk-mitigated development strategy. In the United States, we are pursuing collaborations with established pharmaceutical companies with products whose efficacy we believe can be enhanced by the addition of our lead product candidate, ZYBRESTAT®, and with non-profit research organizations such as the Gynecologic Oncology Group, or GOG, an organization dedicated to clinical research in the field of gynecologic cancer, for the treatment of advanced ovarian cancer. In the European Union, we are primarily focused on pursuing registration for ZYBRESTAT® for anaplastic thyroid cancer (ATC), a rare and highly aggressive cancer for which we have been granted orphan drug designation, through the European Union’s “exceptional circumstances” marketing authorization process. To date, we have observed ZYBRESTAT® to be well tolerated in over 400 patients and to have activity in a variety of indications including ovarian cancer and ATC.

ZYBRESTAT® Development Program

Our lead compound, ZYBRESTAT®, is a reversible tubulin binding agent that selectively targets the endothelial cells that make up the blood vessel walls in most solid tumors and causes them to swell, obstructing the flow of blood and starving the tumor of vital nutrients including oxygen. This deprivation, also known as tumor hypoxia, results in rapid downstream tumor cell death.

Ovarian Cancer

Ovarian cancer is a relatively rare form of cancer affecting approximately 22,000 women in the U.S. each year that begins in the ovaries and because there are no mainstream screening tests, often spreads to the pelvis and abdomen prior to detection, resulting in a relatively poor prognosis. In fact, more than 60% of women diagnosed with ovarian cancer are in stage III or IV, making it difficult to treat and often fatal, with a five-year survival rate of 47%—a rate which is largely unchanged since the 1990s. There are relatively few cancer therapies that have been approved for the treatment of ovarian cancer, including carboplatin and cisplatin, doxorubicin, and Taxol® (paclitaxel). Due to the unmet need in the treatment of ovarian cancer and the small size of the indication, we have been granted an orphan drug designation in both the U.S. and Europe for the use of ZYBRESTAT® in the treatment of ovarian cancer.

We are pursuing multiple routes to approval in ovarian cancer, as follows:

ZYBRESTAT® in combination with AVASTIN® (bevacizumab)

Genentech / Roche’s AVASTIN® (bevacizumab) is an anti-vascular endothelial growth factor (VEGF) monoclonal antibody that is currently FDA-approved for the treatment of a variety of solid tumor indications, but not including ovarian cancer. We believe that using ZYBRESTAT® in combination with AVASTIN® (bevacizumab) may provide a clinically active yet potentially better tolerated alternative to the current standard of care for relapsed ovarian cancer, cytotoxic chemotherapy.

Currently, a randomized, two-arm Phase 2 trial comparing AVASTIN® (bevacizumab) alone with AVASTIN® (bevacizumab) plus ZYBRESTAT® in patients with relapsed ovarian cancer is ongoing. The trial is being conducted by the GOG under the sponsorship of the Cancer Therapy Evaluation Program, or CTEP, of the National Cancer Institute, or NCI. The primary endpoint of the trial is progression-free survival (PFS), and secondary endpoints include safety, overall survival (OS) and objective responses by treatment. As of the date of this prospectus, the study has met its enrollment goal with 107 patients at more than 80 clinical sites in the United States participating in the study. Patients in both arms will be treated until disease progression or adverse effects prohibit further therapy.

An interim futility analysis of this Phase 2 trial was performed in the second quarter of 2013. The original purpose of the analysis was to consider early study closure to limit patient exposure in the event that the experimental regimen was deemed futile (i.e., unlikely to be declared more effective than the reference regimen at the end of the study). Since the study had completed patient accrual, the analysis was conducted for possible study termination due primarily to toxicities. It was confirmed that the trial is going to continue to its pre-specified endpoint, which is based on progression-free survival. We anticipate that preliminary data from the completed trial will be available in the first half of 2014. If the outcome of the study is positive and the statistical endpoints are met, our plan would be to request an end-of-Phase-2 meeting with FDA and, assuming that meeting leads to a pivotal registration trial, we could potentially conduct such a trial in 2015-2016, file a new drug application in 2017 and subsequently receive regulatory approval in relapsed ovarian cancer in 2018.

Importantly, this trial, also known as GOG0186I, is being supported by a variety of collaborators including Genentech / Roche, which manufactures and markets AVASTIN® (bevacizumab), as well as the GOG, and its sponsor, the Cancer Therapy Evaluation Program (CTEP) of the NCI. As CTEP is bearing the majority of the clinical trial costs, our ongoing expenses related to this trial are primarily related to manufacturing sufficient quantities of ZYBRESTAT®.

With additional funding, we plan to conduct two additional clinical studies in advanced ovarian cancer that we believe would further demonstrate ZYBRESTAT®’s potential as a leading adjunctive cancer therapy, as follows:

ZYBRESTAT® in combination with VOTRIENT® (pazopanib)

GlaxoSmithKline (GSK)’s VOTRIENT® (pazopanib) is an anti-angiogenic oral tyrosine kinase inhibitor that is currently FDA-approved for renal cell carcinoma (RCC) and soft tissue sarcoma (STS), and with compelling early clinical data in the treatment of relapsed ovarian cancer. We believe that using ZYBRESTAT® in combination with VOTRIENT® (pazopanib) may provide a clinically active yet potentially better tolerated alternative to the current standard of care for relapsed ovarian cancer, cytotoxic chemotherapy.

We intend to collaborate with a non-profit in the design of a randomized, two-arm Phase 2 trial of up to 120 patients in the United States, European Union or Eastern Europe comparing VOTRIENT® (pazopanib) with VOTRIENT® (pazopanib) plus ZYBRESTAT® in patients with relapsed ovarian cancer. The primary endpoint of the trial would be progression-free survival (PFS), and secondary endpoints would include safety, overall survival (OS), objective response rate, and CA125 response rate. With additional funding, we anticipate that this trial could be initiated in the first half of 2014, with initial data potentially available in the second half of 2015 and final data potentially available in the second half of 2016.

As in our combination therapy trial with AVASTIN® (bevacizumab), we believe that there are potential collaborators that may help offset costs associated with this trial, including a non-profit cancer research organization and, potentially, GlaxoSmithKline.

ZYBRESTAT® in combination with TAXOL® (paclitaxel)

TAXOL® (paclitaxel) is a chemotherapy agent used to treat patients with a variety of solid tumors, including lung, ovarian, breast, head and neck cancers. We believe that using ZYBRESTAT® in combination with TAXOL® (paclitaxel) may demonstrate how adjunctive therapy with ZYBRESTAT® could improve standard of care and improve patient outcomes in certain patients with advanced ovarian cancer.

We are planning to conduct a randomized, two-arm Phase 2 trial of up to 120 patients in the United States, European Union or Eastern Europe comparing weekly dosing of TAXOL® (paclitaxel) with weekly TAXOL® (paclitaxel) plus ZYBRESTAT® in patients with relapsed ovarian cancer. The primary endpoint of the trial would be progression-free survival (PFS), and secondary endpoints would include safety, overall survival (OS), objective response rate, and CA125 response rate. With additional funding, we anticipate that this trial could be initiated in the first half of 2014, with initial data potentially available in the second half of 2015 and final data potentially available in the second half of 2016.

As in our combination therapy trial with AVASTIN® (bevacizumab), we believe that there are potential collaborators that may help offset costs associated with trial, including one or more non-profit cancer research organizations.

Anaplastic Thyroid Cancer, or ATC

Anaplastic thyroid cancer (ATC) is a rare, but particularly aggressive form of thyroid cancer that is resistant to mainstream cancer therapies and that has a particularly grim prognosis, with a median survival from diagnosis of 3-4 months and a one-year survival rate of less than 10%. Due to an unmet need in the treatment of ATC and the small size of the indication, we have been granted an orphan drug designation by both the FDA and European Medicines Agency (EMA) for the use of ZYBRESTAT® in the treatment of ATC.

While the FDA has asked that we conduct one or more large pivotal trials to obtain regulatory approval for ZYBRESTAT® in ATC in the United States, which we believe would be prohibitively expensive for such a rare indication, the European Union has alternative pathways for potential approval of drugs that are designed to treat life-threatening, extremely rare, orphan diseases such as ATC. These include the possibility of a special marketing approval under “exceptional circumstances”, known as an MAA, in the case of therapies that address urgent, unmet medical needs. We received feedback from two reviewing countries in March 2013 and the Scientific Advice Working Party, or SAWP, of the European Medicines Agency, or EMA, in July 2013, on our plan to submit an MAA for ZYBRESTAT® in ATC. We intend to address and incorporate this feedback into our MAA filing, and we believe that it is possible that we could obtain an MAA for the use of ZYBRESTAT® in the treatment of ATC with the existing clinical data that we have. Based on the latest guidance received from the SAWP, we currently anticipate a 2015 MAA filing and a possible subsequent 2016 authorization. If we are successful in obtaining an MAA for ZYBRESTAT® in the treatment of ATC, we believe that this could lead to similar authorizations in other countries such as Japan, South Korea, China, or Canada (but not in the United States).

Carcinoid Syndrome

Carcinoid syndrome refers to an array of symptoms, such as flushing, diarrhea and, less frequently, bronchoconstriction and heart failure, that occur secondary to carcinoid tumors in approximately 5% of patients. These symptoms are caused by overproduction of biologically active substances such as serotonin and kallikrein, that are released directly into systemic circulation, bypassing hepatic degradation. While drug treatment with somatostatin analogues, such as Sandostatin®, helps to control the symptoms of carcinoid syndrome, patients who are or become refractory (unresponsive) to somatostatin have limited therapeutic options, and we believe that treatment with ZYBRESTAT® may improve outcomes for these patients. We estimate that approximately 11,500 people in the United States are diagnosed with carcinoid syndrome each year.

In June 2012, we announced the establishment of an exclusive, worldwide licensing agreement with Angiogene Pharmaceuticals Ltd., a U.K.-based drug development company that had previously been developing a competing VDA, for intellectual property covering the use of VDAs in treatment of symptoms related to carcinoid syndrome and other neuroendocrine tumors. We enhanced this intellectual property with data collected from various preclinical studies of ZYBRESTAT®, some of which are ongoing. Assuming positive results and sufficient financial resources, we are considering launching a Phase 1b/2a clinical program in carcinoid syndrome, although we view ovarian cancer as a more immediate priority. This potential trial would involve approximately 20 patients with carcinoid syndrome who are unresponsive to Sandostatin®. Patients would serve as their own controls, with levels of biomarkers for neuroendocrine tumors tested both before and after administration of ZYBRESTAT®. The primary endpoint of the trial would be the levels of these two biomarkers, known as 5-HIAA and chromogranin A. Secondary endpoints would include symptom control and quality of life.

Ophthalmic Indications

In addition to developing ZYBRESTAT® as an intravenously administered therapy for a number of solid tumor indications, we believe that ZYBRESTAT® may also be useful as a therapy for a variety of ophthalmological diseases and conditions such as wet age-related macular degeneration (AMD) and diabetic retinopathy that are characterized by abnormal blood vessel growth within the eye that result in loss of vision, many of which are currently treated with anti-vascular endothelial growth factor (VEGF) therapies. While this program is not an immediate priority, we are actively seeking one or more potential development and commercialization partners with expertise in ophthalmology that would allow us to leverage our existing assets and move forward.

OXi4503 Development Program

In addition to pursuing development of ZYBRESTAT®, we are also pursuing the development of a second product candidate, OXi4503, a novel second-generation, dual-mechanism VDA, which not only has been shown to reduce tumor blood flow but which also forms an antiproliferative metabolite.

We believe that this dual mechanism differentiates OXi4503 from other VDAs and may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on preclinical data, we believe that OXi4503 may be particularly active in hepatocellular carcinoma, melanoma, and leukemias of the myeloid lineage, all of which have relatively high levels of the enzymes that facilitate the conversion of OXi4503 into a chemical that directly kills tumor cells. Similar to ZYBRESTAT®, OXi4503 has shown potent anti-tumor activity in preclinical studies of solid tumors and acute myelogenous leukemia, both as a single agent and in combination with other cancer therapies.

Our current development program for OXi4503 is as follows:

Acute Myelogenous Leukemia, or AML

AML is a relatively rare cancer of the myeloid blood cells, with approximately 10,500 new cases each year in the United States and accounting for approximately 1.2% of cancer deaths. AML is characterized by the rapid growth of abnormal white blood cells that pollute bone marrow and interfere with the production of normal blood cells. Due to an unmet need in the treatment of AML and the small size of the indication, we have been granted an orphan drug designation in the United States for the use of OXi4503 in the treatment of AML.

OXi4503 has demonstrated potent activity against AML in animal models, and these results were published in the journal Blood in September 2010. Shortly thereafter, we entered into a clinical trial agreement with the University of Florida related to an investigator-sponsored Phase 1 study of OXi4503 in up to 36 patients with AML or myelodysplastic syndrome, or MDS, which trial was subsequently initiated in May 2011. As the University of Florida and a non-profit research organization, The Leukemia & Lymphoma Society’s Therapy Acceleration Program, is covering the majority of the costs of this trial, our ongoing expenses related to this trial are primarily related to manufacturing sufficient quantities of OXi4503.

In December 2012, the investigators at the University of Florida presented compelling data from this Phase 1 study at the 2012 annual meeting of the American Society of Hematology (ASH) in Atlanta, Georgia, indicating that OXi4503 was active, generating responses in patients, and had a manageable safety profile. More specifically, results from five initial patients with refractory AML enrolled between May 2011 and August 2012 revealed an increase in plasma LDH and uric acid levels by at least two-fold within hours after OXi4503 infusions, suggesting leukemia cell destruction. Adverse events attributable to OXi4503 infusion included bone pain, fever, anemia and thrombocytopenia, as well as hypertension, the latter of which was readily manageable.

This open-label, dose-escalating study for the treatment of up to 36 patients will evaluate the safety profile, maximum tolerated dose and biologic activity of OXi4503 in these patients. New patients are continuing to be enrolled in this study. As of September 27, 2013, 11 patients have been enrolled into this study, and a maximum tolerated dose has not been observed.

Company Background

We are a Delaware corporation, incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, with our principal corporate office in the United States at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080 (telephone: (650) 635-7000, fax: (650) 635-7001). Our internet address is www.OXiGENE.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus.

Private Placement of Preferred Shares and Warrants

On September 23, 2013, we raised approximately $5.8 million in gross proceeds, before deducting placement agents’ fees and other offering expenses and before using $2,802,320 of the proceeds to redeem all of our outstanding Series A Convertible Preferred Stock (the “Series A Preferred Stock”), in connection with the closing of a private placement of (i) 5,800 shares of our Series B Preferred Stock and (ii) Warrants to purchase 2,452,431 shares of our common stock, which are exercisable immediately after issuance, and have a five-year term and a per share exercise price of $2.24.

Each share of Series B Preferred Stock has a stated value of $1,000. Each share of Series B Preferred Stock is convertible, at any time at the option of the holder thereof, into a number of shares of our common stock determined by dividing the stated value by the conversion price of $2.365, subject to the 9.99% ownership limitation described below. The Series B Preferred Stock has no dividend rights, liquidation preference or other preferences over our common stock and has no voting rights except as provided in the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware, or as otherwise required by law.

At the closing, we also issued to H.C. Wainwright & Co., LLC and related persons Warrants to purchase 147,145 shares of common stock, which are exercisable immediately after issuance, and have a five-year term and a per share exercise price of $2.80. The Series B Preferred Stock and Warrants were issued pursuant to the Purchase Agreement and the Engagement Letter (as both are defined on the cover of this prospectus).

The Series B Preferred Stock and the Warrants contain limitations that prevent the holder of any of our preferred stock or warrants from acquiring shares upon conversion of the preferred stock, or exercise of a warrant, that would result in the number of shares beneficially owned by it and its affiliates exceeding 9.99% of the total number of shares of our common stock then issued and outstanding. In addition, upon certain changes in control of OXiGENE, the holder of shares of Series B Preferred Stock or Warrants can elect to receive, subject to certain limitations and assumptions, securities in a successor entity equal to the value of the Series B Preferred Stock or Warrants, or if holders of common stock are given a choice of cash or property, then cash or property equal to the value of the holder’s outstanding Series B Preferred Stock or Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the following risk factors and in the sections entitled “Risk Factors” contained in our most recent annual report on Form 10-K, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC, and all other information contained in this prospectus and incorporated by reference into the prospectus before purchasing our securities. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

Our operations to date have consumed substantial amounts of cash. Negative cash flows from our operations are expected to continue over at least the next several years. Our cash utilization amount is highly dependent on the progress of our product development programs, particularly, the results of our preclinical and clinical studies and those of our partners, the cost, timing and outcomes of regulatory approval for our product candidates, the terms and conditions of our contracts with service providers for these programs, and the rate of recruitment of patients in our human clinical trials. In addition, the further development of our ongoing clinical trials will depend on upcoming analysis and results of those studies and our financial resources at that time.

We are aggressively pursuing forms of capital infusion including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, in order to continue the development of our product candidates. However, there can be no assurances that we will complete any financings strategic alliances or collaborative development agreements, and the terms of such arrangements may not be advantageous to us.

We expect our existing cash and cash equivalents, including the proceeds of our April 2013 and September 2013 private placements, to support our operations through the middle of the third quarter of 2014. However, while this level of cash utilization does not provide for the initiation of any projects to further the development of our most advanced product candidates, it does include provisions for initial drug manufacturing activities that we have undertaken in connection with the planned filing for a European Marketing Authorization application for ZYBRESTAT® in ATC. Any significant further development of ZYBRESTAT® or other capital intensive activities will be contingent upon our ability to raise additional capital in addition to our existing financing arrangements.

Our ongoing capital requirements will depend on numerous factors, including: the progress and results of preclinical testing and clinical trials of our product candidates under development; the costs of complying with FDA and other regulatory agency requirements, the progress of our research and development programs and those of our partners; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources that we devote to manufacturing expenditures; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by third-party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.

While we have access, subject to certain restrictions, to financing through an agreement with Lincoln Park Capital Fund, LLC and through an At Market Issuance Sales Arrangement, which we refer to as the ATM, with MLV & Co. LLC, these arrangements alone will not be sufficient to fund regulatory approval, including drug manufacturing, or a late-stage clinical trial of ZYBRESTAT® in any indication. We do not have the ability to direct Lincoln Park Capital to purchase any of our common stock if we fail to maintain a minimum stock price of $6.00 (adjusted for stock splits). Under the ATM, the total dollar amount of common stock that we could sell under our current registration statement during the next twelve months, as of September 27, 2013, is approximately $264,000. If we are unable to raise additional funds when needed, we will not be able to continue development of our product candidates or we will be required to delay, scale back or eliminate some or all of our development programs or cease operations. We may seek to raise additional funds through public or private financing, strategic partnerships or other arrangements. Any additional equity financing, whether through the ATM, the Lincoln Park Capital arrangement or otherwise, may be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize. Our failure to raise capital when needed could materially harm our business, financial condition and results of operations. Our ability to raise additional capital could also be impaired if our common shares lose their status on the NASDAQ Capital Market. As a result of this uncertainty and the substantial doubt about our ability to continue as a going concern as of December 31, 2012, the Report of Independent Registered Public Accounting Firm at the beginning of the Financial Statements incorporated by reference in this prospectus includes a going concern explanatory paragraph.

Due in part to our limited financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates or those that are in-licensed, and/or we may be unable to pursue the clinical trials that we would like to pursue.

We have limited technical, managerial and financial resources to determine the indications on which we should focus the development efforts related to our product candidates. Due to our limited available financial resources, we have curtailed clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes.

We may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. Furthermore, we cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish. We or our partners currently are pursuing clinical trials in ovarian cancer, ATC and solid tumors, but we are required by our financial resources to engage only in limited clinical activities. The decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities. In addition, from time to time, we may in-license or otherwise acquire product candidates to supplement our internal development activities. Those activities may use resources that otherwise would have been devoted to our internal programs. We cannot assure you that any resources that we devote to acquired or in-licensed programs will result in any products that are superior to our internally developed products.

If we are unable to obtain required regulatory approvals, we will be unable to market and sell our product candidates.

Our product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, oversight of clinical investigators, recordkeeping and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States, in the EU and in many other foreign jurisdictions before a new drug can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the FDA or EMA is unpredictable and often exceeds five years following the commencement of clinical trials, depending upon the complexity of the product candidate.

We have limited experience in conducting and managing the clinical trials and other procedures necessary to obtain regulatory approvals, including approval by the FDA or the EMA. In connection with the clinical development of our product candidates, we face risks that:

•	the product candidate may not prove to be safe and efficacious;

•	patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

•	we fail to maintain adequate records of observations and data from our clinical trials, to establish and maintain sufficient procedures to oversee, collect data from, and manage clinical trials, or to monitor clinical trial sites and investigators to the satisfaction of the FDA, EMA or other regulatory agencies;

•	we may not have sufficient financial resources to complete the clinical trials that would be necessary to obtain regulatory approvals;

•	the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

•	the results from clinical trials may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA, EMA or other regulatory agencies for marketing approval.

Only a small percentage of product candidates for which clinical trials are initiated are the subject of NDAs and even fewer receive approval for commercialization. Furthermore, even if we do receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which we may market the product.

In particular, we are currently pursuing a filing for a marketing authorization, or MAA, in the EU with ZYBRESTAT® for the treatment of ATC under exceptional circumstances, and hope to make this filing in 2015. As part of this process, we solicited and received feedback from the SAWP of the EMA, in July 2013, including input regarding the data that would be necessary to support an MAA filing in Europe under exceptional circumstances. We intend to address and incorporate this feedback into our MAA filing using existing data from previous completed clinical trials of ZYBRESTAT®. We cannot, however, assure you that this process will result in our receipt of approval from the EMA to market ZYBRESTAT® for the treatment of ATC. The EMA could require us to conduct one or more additional clinical trials involving patients with ATC or to conduct other studies or analysis in order to obtain approval. We do not currently believe that it would be practicable from a financial standpoint for us to conduct an additional clinical trial in this indication, given the very significant expense of locating patients with this ultra-rare disease and extremely rapid progression of the disease following diagnosis. In the event that additional clinical trials or other studies were to be required by the EMA as a condition of approval, we would likely elect to discontinue the development of ZYBRESTAT® in ATC.

If we or the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We use independent clinical investigators and, in many cases, contract research organizations and other third-party service providers to conduct and/or oversee the clinical trials of our product candidates and expect to continue to do so for the foreseeable future. We rely heavily on these parties for successful execution of our clinical trials. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with the FDA’s requirements and our general investigational plan and protocol. Currently our only clinical trial activities involving ZYBRESTAT® are being conducted by physician clinical investigators who are independent of us, but with whom we have agreements for them to provide the results of their clinical trials to us. In order for us to rely on data from these ongoing studies in support of a marketing application, or NDA, for approval of any of our product candidates by the FDA or other regulatory authorities, the independent investigators are required to comply with FDA requirements applicable to their studies.

The FDA and corresponding foreign regulatory authorities require us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.

In February 2012, we were inspected by the FDA, and in March 2012, we received a Form FDA 483 containing observations from that inspection. The Form FDA 483 noted observations of certain deficiencies in the conduct of our FACT trial in ATC, which was conducted from July 2007 – February 2010. These observations related to the FDA’s good clinical practice requirements and included the failure to insure proper monitoring of third-party clinical investigators who were participants in our FACT trial, the failure to promptly bring non-compliant clinical investigators into compliance, and also found that some of the clinical trial monitors selected by our clinical research organizations, or CROs, outside the United States were not sufficiently qualified by experience and training to monitor clinical trials. The Form FDA 483 also included observations related to the failure to address the improper storage of a drug that was being used in the trial, and the failure to maintain records and case histories in compliance with FDA regulations. The issues noted in the Form FDA 483 had previously been identified and addressed by our management as part of an internal review of our systems, practices and procedures governing the areas of vendor oversight, quality, and regulatory compliance and were initially disclosed by us in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Our response to the Form FDA 483 describes the corrective actions that we have taken and will continue to take in response to this matter.

While we believe we have addressed all of the issues raised in the Form FDA 483, the FDA will not close the matter until we provide evidence that we have addressed all of the issues that they raised. We may not be able to provide such evidence until we conduct another clinical trial, but we intend to do so as soon as it is possible. Additionally, the results of this inspection may cause the FDA to disqualify some or all of the data from the FACT trial and not consider it in any future NDA for ZYBRESTAT®, which could result in delays or difficulties in obtaining the regulatory approvals that will be required to market ZYBRESTAT® in the United States for any indication.

While we have taken and continue to take steps to strengthen our procedures in order to ensure that these issues will not recur in any future clinical trials sponsored by us for any of our product candidates, we cannot assure you that the FDA will be satisfied with our procedures, that the FDA will not issue a warning letter or take other enforcement action against us, or that similar issues will not recur in the future. We also cannot assure you that the Form FDA 483 will not adversely affect our application to the EMA for an MAA for ZYBRESTAT® for the treatment of ATC. In addition, the steps we take to strengthen our procedures and conduct future clinical trials necessary for approval will be time-consuming and expensive, and we believe, but cannot assure you, that those steps will be sufficient to address the issues that were identified by the FDA in the Form FDA 483.

As we evolve from a company that is primarily involved in clinical development to a company that is also involved in commercialization, we may encounter difficulties in expanding our operations successfully.

As we advance our product candidates through clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers and suppliers. In particular, as we prepare for the filing of our MAA with the EMA for ZYBRESTAT® in the treatment of ATC, we must expend resources on manufacturing sufficient quantities of the product candidate for the MAA process and, if approval is received, subsequent commercialization. We will be required to expend significant resources in this process even before we know whether we will obtain the MAA, as to which we cannot provide any assurance.

Maintaining third party relationships for these purposes will impose significant added responsibilities on members of our management and other personnel. We must be able to: manage our development efforts effectively; manage our participation in the clinical trials in which our product candidates are involved effectively; and improve our managerial, development, operational and finance systems, all of which may impose a strain on our administrative and operational infrastructure.

If we enter into arrangements with third parties to perform sales, marketing or distribution services, any product revenues that we receive, or the profitability of these product revenues to us, are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or in doing so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

We have no manufacturing capacity and have relied on, and expect to continue to rely on, third-party manufacturers to produce our product candidates.

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates or any of the compounds that we are testing in our preclinical programs, and we lack the resources and the capabilities to do so. As a result, we currently rely, and we expect to rely for the foreseeable future, on third-party manufacturers to supply our product candidates. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:

•	reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

•	limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

•	the possible breach of manufacturing agreements by third-parties because of factors beyond our control; and

•	the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to us.

If we do not maintain our developed important manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities, which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us, and there could be a substantial delay before new facilities could be qualified and registered with the FDA, EMA and other foreign regulatory authorities.

The FDA, EMA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, EMA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products after approval.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

Our product candidates have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.

Our product candidates are in the clinical stage of development. In order to achieve profitable operations, we alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us may require significant additional research and development and additional preclinical and clinical testing prior to application for commercial use. Although we are in the process of applying for an MAA with the EMA to market and sell ZYBRESTAT®, we cannot assure you that the EMA will approve this application without the need for further clinical trials or other studies, which may be prohibitively expensive. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to-date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that may cause us to delay, suspend or terminate those clinical trials.

We will also have to undertake commercial scale manufacturing activities at significant expense to us in order to proceed with an application for approval for commercialization, including the MAA with the EMA. We or our external vendors may encounter technical difficulties that preclude us from successfully manufacturing the required validation and registration batches of active pharmaceutical ingredient, or API, and/or drug product and we may be unable to recover any financial losses associated with the manufacturing activities. Further, our research or product development efforts may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these problems occur, our business would be materially and adversely affected.

We only have a limited number of employees to manage and operate our business.

As of September 27, 2013, we had a total of eight full-time employees and one employee working on a part-time basis. Our focus on reducing cash utilization requires us to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish.

We have a history of losses, and we anticipate that we will continue to incur losses in the future.

We have experienced net losses every year since our inception and, as of June 30, 2013, had an accumulated deficit of approximately $228,966,000. We anticipate continuing to incur substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts for the manufacture of ZYBRESTAT®, costs associated with filing an MAA in Europe in ATC, our continuing clinical trials with respect to our VDA drug candidates in ovarian and other indications, technologies, and anticipated research and development activities and the general and administrative expenses associated with those activities. We have not yet commercialized any product candidates. Our ability to attain profitability will depend upon our ability to develop and commercialize products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable.

We depend heavily on our executive officers, directors, and principal consultants and the loss of their services would materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others. The loss of the services of any of these individuals would have a material adverse effect on our business. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties. We cannot assure you that consultants and other unaffiliated third parties will provide the level of service to us that we require in order to achieve our business objectives.

Our industry is highly competitive, and our product candidates may become obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of at least three other companies that currently have a clinical-stage VDA for use in an oncology indication. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing products that are more effective and/or cost competitive than those we are developing, or that would render our product candidates less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.

We have licensed in rights to ZYBRESTAT®, OXi4503 and other programs from third parties. If our license agreements terminate or expire, we may lose the licensed rights to our product candidates, including ZYBRESTAT® and OXi4503, and we may not be able to continue to develop them or, if they are approved, market or commercialize them.

We depend on license agreements with third-parties for certain intellectual property rights relating to our product candidates, including patent rights. Currently, we have licensed in patent rights from Arizona State University, or ASU, and the Bristol-Myers Squibb Company for ZYBRESTAT® and OXi4503 and from Baylor University and Angiogene Pharmaceuticals Ltd. for other programs. In general, our license agreements require us to make payments and satisfy performance obligations in order to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose the rights under the patents and other intellectual property rights covered by the agreements. While we are not currently aware of any dispute with any licensors under our material agreements with them, if disputes arise under any of our in-licenses, including our in-licenses from ASU, the Bristol-Myers Squibb Company, Baylor University and Angiogene Pharmaceuticals Ltd., we could lose our rights under these agreements. Any such dispute may not be resolvable on favorable terms, or at all. Whether or not any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to and seek to resolve these disputes and our business could be harmed by the emergence of such a dispute.

If we lose our rights under these agreements, we may not be able to conduct any further activities with the product candidate or program that the license covered. If this were to happen, we might not be able to develop our product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing them. In particular, patents previously licensed to us might after termination be used to stop us from conducting these activities.

We depend extensively on our patents and proprietary technology, and we must protect those assets in order to preserve our business.

Although we expect to seek patent protection for any compounds we discover and/or for any specific use we discover for new or previously known compounds, any or all of them may not be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and we believe, may continue to be, important to our effort, although those processes, as such, may not be patentable. In addition, the issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents.

Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. As of September 27, 2013, we were the exclusive licensee, sole assignee or co-assignee of 30 granted United States patents, 6 pending United States patent applications, 2 pending Patent Cooperation Treaty international patent application and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. The patent position of pharmaceutical and biotechnology firms like us is generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability. Moreover, because some of the basic research relating to one or more of our patent applications and/or patents were performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third-party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while our attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.

We require employees and the institutions that perform our preclinical and clinical trials to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to a party to any such agreement during the course of the relationship with us to be kept confidential and not to be disclosed to third-parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

Our products may result in product liability exposure, and it is uncertain whether our insurance coverage will be sufficient to cover all claims.

The use of our product candidates in clinical trials and for commercial applications, if any, may expose us to liability claims, in the event such product candidates cause injury or disease, or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although we have obtained liability insurance coverage for our ongoing clinical trials, this coverage may not be in amounts sufficient to protect us from any product liability claims or product recalls which could have a material adverse effect on our financial condition and prospects. Further, adverse product and similar liability claims could negatively impact our ability to obtain or maintain regulatory approvals for our technology and product candidates under development.

If clinical trials or regulatory approval processes for our product candidates are prolonged, delayed or suspended, we may be unable to commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our other ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

•	conditions imposed on us by the FDA, EMA or another foreign regulatory authority regarding the scope or design of our clinical trials;

•	delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

•	insufficient supply of our product candidates or other materials necessary to conduct and complete our clinical trials;

•	slow enrollment and retention rate of subjects in clinical trials;

•	failure to achieve compliance with the FDA requirements noted in the agency’s March 2012 letter to us regarding certain observations about our FACT trial in ATC and any corresponding subsequent compliance audits and pre-approval inspections by the FDA, EMA or other regulatory authorities;

•	negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results;

•	serious and unexpected drug-related side effects; and

•	failure of our third-party contractors to comply with regulatory requirements or otherwise meet their contractual obligations to us.

Commercialization of our product candidates may be delayed by the imposition of additional conditions on our clinical trials by the FDA, EMA or another foreign regulatory authority or the requirement of additional supportive studies by the FDA, EMA or another foreign regulatory authority. In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the conduct of other clinical trials that compete for the same patients as our clinical trials, and the eligibility criteria for our clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond our expectations. In addition, the FDA and EMA could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials.

We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates, and our financial resources may be insufficient to fund any incremental costs. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our product candidates could be limited.

Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if we fail to comply with continuing regulations, we could lose these approvals and the sale of any approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA, EMA and other applicable domestic and foreign regulatory authorities or previously unknown problems with any approved product, manufacturer, or manufacturing process is discovered, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers, or manufacturing processes;

•	warning letters;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizures or detentions;

•	pressure to initiate voluntary product recalls;

•	suspension or withdrawal of regulatory approvals; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If physicians and patients do not accept our future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

Even if any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to recommend our drugs for a variety of reasons including:

•	timing of market introduction of competitive products;

•	demonstration of clinical safety and efficacy compared to other products;

•	cost-effectiveness;

•	limited or no coverage by third-party payers;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects;

•	restrictions in the label of the drug;

•	other potential advantages of alternative treatment methods; and

•	ineffective marketing and distribution support of our products.

If any of our product candidates are approved, but fail to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.

Market acceptance and sales of any one or more of our product candidates that we develop will depend on reimbursement policies and may be affected by future healthcare reform measures in the United States and in foreign jurisdictions. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that we develop due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the U.S. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both government and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we may charge for, any products we develop that receive regulatory approval. We also cannot predict the impact of ACA on us as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions, which have not yet been fully implemented.

Our facility with Lincoln Park Capital will not be sufficient to satisfy our capital requirements for all of our contemplated clinical trials.

In November 2011, we entered into a purchase agreement for the sale, from time to time, of up to $20,000,000 of our common stock to Lincoln Park Capital Fund, LLC, or LPC, a Chicago-based institutional investor. We do not have the ability to sell shares under this arrangement if we fail to maintain a minimum stock price of $6.00 (adjusted for stock splits) or if we fail to maintain the effectiveness of a registration statement filed with the Securities and Exchange Commission. Subject to this restriction, if our stock price rises above $6.00 and the other conditions of the arrangement are met, we may direct LPC to purchase up to $20,000,000 worth of shares of our common stock under our agreement over a 36-month period, in amounts of up to $200,000, which amounts may be increased under certain circumstances. The price per share of our common stock as of September 30, 2013 was $2.44, and therefore the facility is not available to us at this time and may not be available if needed, due to the market price of our common stock. The extent to which we rely on LPC as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from LPC were to prove impracticable or prohibitively dilutive, we would need to secure another source of funding in order to satisfy our working capital needs. Even if we sell the maximum amount we are eligible to sell to LPC under the purchase agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, operating results, financial condition and prospects.

Our facility with MLV will not be sufficient to satisfy our capital requirements for all of our contemplated clinical trials.

On July 21, 2010, we entered into an “at the market” equity offering sales agreement, or ATM Agreement, with MLV & Co. LLC, or MLV, pursuant to which we may issue and sell shares of our common stock from time to time through MLV acting as our sales agent and underwriter. Sales of our common stock through MLV are made on the principal trading market of our common stock by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and us. MLV uses its commercially reasonable efforts to sell our common stock from time to time, based upon our instructions (including any price, time or size limits we may impose). We pay MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the ATM Agreement. As of September 27, 2013 the total dollar amount of common stock that we could sell under the ATM Agreement during the next twelve months is approximately $264,000 under our current registration statement. The funding available from MLV may not be available when needed, or at all, depending on the market price of our common stock. The extent to which we rely on MLV as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from MLV were to prove impracticable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell the maximum amount we are eligible to sell to MLV under the purchase agreement, we will still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, operating results, financial condition and prospects.

Our restated certificate of incorporation, our amended and restated by-laws, our stockholder rights agreement and Delaware law could deter a change of our management which could discourage or delay offers to acquire us.

Certain provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. Further, the rights issued under the stockholder rights agreement would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our Board of Directors.

The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control.

The market price of our common stock has been, and likely will continue to be, highly volatile. Factors, including our financial results or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that your investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market. Substantially all of the shares of our common stock issuable upon exercise of outstanding options and warrants have been registered for resale or are available for sale pursuant to Rule 144 under the Securities Act, as amended, and may be sold from time to time. Such sales, as well as future sales of our common stock by existing stockholders, or the perception that sales may occur at any time, could adversely affect the market price of our common stock.

The low trading volume of our common stock may adversely affect the price of our shares.

Although our common stock is listed on the NASDAQ Capital Market, our common stock has experienced low trading volume. Limited trading volume may subject our common stock to greater price volatility and may make it difficult for investors to sell shares at a price that is attractive to them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, such as our estimates regarding anticipated operating losses, future performance, future revenues and projected expenses; our liquidity and our expectations regarding our needs for and ability to raise additional capital; our ability to manage our expenses effectively and raise the funds needed to continue our business; our ability to retain the services of our current executive officers, directors and principal consultants; our ability to obtain and maintain regulatory approval of our existing products and any future products we may develop; the process of commercializing ZYBRESTAT® for the treatment of anaplastic thyroid cancer; the initiation, timing, progress and results of our preclinical and clinical trials, research and development programs; regulatory and legislative developments in the United States and foreign countries; the timing, costs and other limitations involved in obtaining regulatory approval for any product; the further preclinical or clinical development and commercialization of our product candidates; the potential benefits of our product candidates over other therapies; our ability to enter into any collaboration with respect to product candidates; the performance of our third-party manufacturers; our ability to obtain and maintain intellectual property protection for our products and operate our business without infringing upon the intellectual property rights of others; the successful development of our sales and marketing capabilities; the size and growth of the potential markets for our products and our ability to serve those markets; the rate and degree of market acceptance of any future products; our reliance on key scientific management or personnel; the payment and reimbursement methods used by private or governmental third-party payers; and other factors discussed elsewhere in this prospectus or any document incorporated by reference herein or therein.

The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section titled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The section entitled “Risk Factors,” as well as other sections in this prospectus or incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, if these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $5,905,451 in aggregate gross proceeds from the exercise of the Warrants, if such Warrants are exercised for cash, based on the per share exercise prices of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

SELLING SECURITYHOLDERS

The shares of common stock being offered by the selling securityholders are those issuable to the selling securityholders upon conversion of the Series B Preferred Stock and upon exercise of the Warrants. For additional information regarding the issuance of common stock, the Series B Preferred Stock and the Warrants, see “Prospectus Summary—Private Placement of Preferred Shares and Warrants” above. We are registering the shares of common stock in order to permit the selling securityholders to offer the shares for resale from time to time. The selling securityholders participated in the private placement and the related transactions pursuant to the Purchase Agreement and the Engagement Letter (the “September 2013 private placement”). As indicated in footnotes to the table below, in April 2013, certain of the selling securityholders participated in the private placement of our Series A Preferred Shares and Series A and Series B Warrants and the related transactions contemplated by a Share Purchase Agreement entered into on April 10, 2013, and an engagement letter with the placement agent (the “April 2013 private placement”). We used $2,802,320 of the proceeds of the September 2013 private placement to redeem all of the outstanding Series A Preferred Shares held by Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd.

The table below lists the selling securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling securityholders. The second column lists the percentage of shares of common stock beneficially owned by the selling securityholders, based on their respective ownership of shares of common stock, as of September 30, 2013, assuming conversion of the Series B Preferred Stock and exercise of the Warrants held by each such selling securityholder on that date but taking account of any limitations on exercise set forth therein. The percentage of shares beneficially owned prior to the offering is based on 2,999,092 shares of our common stock outstanding as of September 30, 2013. The number of shares in the column “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” represents all of the shares that the selling securityholder may offer under this prospectus and does not take into account any limitations on conversion of preferred stock or exercise of warrants set forth therein.

This prospectus covers the resale of 5,052,007 shares of common stock, of which 2,452,431 shares are issuable upon the conversion of shares of Series B Preferred Stock, and 2,599,576 shares are issuable upon exercise of the Warrants.

The Warrants, which are exercisable to purchase up to 2,599,576 shares of common stock (including 147,145 shares underlying warrants that were issued to the placement agent in connection with the September 2013 private placement), are exercisable immediately after issuance, and have a five-year term and a per share exercise price of $2.24, or in the case of Warrants issued to the placement agent, a per share exercise price of $2.80. See “Prospectus Summary — Private Placement of Preferred Shares and Warrants” above for a complete description of the Warrants.

Under the terms of the Series B Preferred Stock and the Warrants, a selling securityholder may not convert the Series B Preferred Stock or exercise the Warrants to the extent (but only to the extent) such selling securityholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99% of the total number of shares of our common stock then issued or outstanding. The number of shares in the second column reflects these limitations. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering		% of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering		% of Shares of Common Stock Owned After Offering

H.C. Wainwright & Co., LLC	44,144	(1)	1.47%		44,144	(2)	0	(3)	—	% (3)

Sabby Healthcare Volatility Master Fund, Ltd.(4)	299,609	(5)	9.99	% (6)	4,031,290	(7)	299,609	(8)	9.99	% (6)(8)

Sabby Volatility Warrant Master Fund, Ltd.(9)	299,609	(10)	9.99	% (6)	873,572	(11)	299,609	(12)	9.99	% (6)(12)

Mark Viklund	7,389	(13)		*	4,414	(14)	2,975	(15)		* (15)

Charles Worthman	2,463	(16)		*	1,471	(17)	992	(18)		* (18)

Noam Rubenstein	30,790	(19)	1.03%		18,393	(20)	12,397	(21)	1.03	% (21)

Michael Mirsky	29,429	(22)	*		29,429	(23)	0	(24)	—	% (24)

Russell McAllister	4,414	(25)	*		4,414	(26)	0	(27)	—	% (27)

Michael Vasinkevich	102,190	(28)	3.41%		44,880	(29)	57,310	(30)	3.41	% (30)

*	Less than 1%.
(1)	The number of shares shown in this column reflects 44,144 shares of common stock issuable upon exercise of the Warrants issued to H.C. Wainwright & Co., LLC.
(2)	This registration statement registers the resale by H.C. Wainwright & Co., LLC of 44,144 shares of common stock issuable upon exercise of outstanding Warrants, as issued to H.C. Wainwright & Co., LLC.
(3)	The number of shares shown in this column assumes that all of the shares of common stock issuable upon exercise of the Warrants are sold in this offering.
(4)	This shareholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This shareholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC, and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.
(5)	The number of shares shown in this column reflects 299,609 shares of common stock beneficially owned, including 74,902 of the 2,015,645 shares of common stock issuable upon conversion of the shares of Series B Preferred Stock purchased by Sabby Healthcare Volatility Master Fund, Ltd. in the September 2013 private placement, 74,902 of the 2,015,645 shares of common stock issuable upon exercise of the Warrants issued to Sabby Healthcare Volatility Master Fund, Ltd. in the September 2013 private placement, 74,902 of the 1,101,929 shares of common stock issuable upon exercise of the outstanding Series A Warrants issued to Sabby Healthcare Volatility Master Fund, Ltd. in the April 2013 private placement, and 74,903 of the 1,007,526 shares of common stock issuable upon exercise of the outstanding Series B Warrants issued to Sabby Healthcare Volatility Master Fund, Ltd. in the April 2013 private placement, as a result of the 9.99% beneficial ownership limitation and related warrant exercise restriction described above.
(6)	Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. may not own a number of shares of the Company’s common stock that, in the aggregate, would exceed 9.99% of the total number of shares of the Company’s common stock then issued or outstanding.
(7)	This registration statement registers the resale by Sabby Healthcare Volatility Master Fund, Ltd. of 2,015,645 shares of common stock issuable upon conversion of shares of Series B Preferred Stock, and 2,015,645 shares of common stock issuable upon exercise of Warrants, each as issued to Sabby Healthcare Volatility Master Fund, Ltd. in the September 2013 private placement, without regard for any limitations on conversion set forth in the Series B Preferred Stock or any limitations on exercise set forth in the Warrants.
(8)	The number of shares shown in this column assumes that all of the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Warrants are sold in this offering but that Sabby Healthcare Volatility Master Fund, Ltd. has retained all of the shares of common stock it owned prior to the September 2013 private placement, including all the shares of common stock issuable upon exercise of the outstanding Series A and Series B Warrants issued in the April 2013 private placement.
(9)	This shareholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This shareholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC, and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.
(10)	The number of shares shown in this column reflects 299,609 shares of common stock beneficially owned, including 74,902 of the 436,786 shares of common stock issuable upon conversion of the shares of Series B Preferred Stock purchased by Sabby Volatility Master Fund, Ltd. in the September 2013 private placement, 74,902 of the 436,786 shares of common stock issuable upon exercise of the Warrants issued to Sabby Volatility Warrant Master Fund, Ltd. in the September 2013 private placement, 74,902 of the 275,483 shares of common stock issuable upon exercise of the outstanding Series A Warrants issued to Sabby Volatility Warrant Master Fund, Ltd. in the April 2013 private placement, and 74,903 of the 234,496 shares of common stock issuable upon exercise of the outstanding Series B Warrants issued to Sabby Volatility Warrant Master Fund, Ltd. in the April 2013 private placement, as a result of the 9.99% beneficial ownership limitation and related warrant exercise restriction described above.
(11)	This registration statement registers the resale by Sabby Volatility Warrant Master Fund, Ltd. of 436,786 shares of common stock issuable upon conversion of shares of Series B Preferred Stock, and 436,786 shares of common stock issuable upon exercise of Warrants, each as issued to Sabby Volatility Warrant Master Fund, Ltd. in the September 2013 private placement, without regard for any limitations on conversion set forth in the Series B Preferred Stock or any limitations on exercise set forth in the Warrants.
(12)	The number of shares shown in this column assumes that all of the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Warrants are sold in this offering but that Sabby Volatility Warrant Master Fund, Ltd. has retained all of the shares of common stock it owned prior to the September 2013 private placement, including all of the shares of common stock issuable upon exercise of the outstanding Series A and Series B Warrants issued in the April 2013 private placement.
(13)	The number of shares shown in this column includes 4,414 shares of common stock issuable upon exercise of the Warrants issued to Mark Viklund in connection with the September 2013 private placement and 2,975 shares of common stock issuable upon exercise of the outstanding Series A Warrants issued to Mark Viklund in connection with the April 2013 private placement.
(14)	This registration statement registers the resale by Mark Viklund of 4,414 shares of common stock issuable upon exercise of the Warrants issued to Mark Viklund in connection with the September 2013 private placement.

(15)	The number of shares shown in this column assumes that all of the shares of common stock issuable upon exercise of the Warrants are sold in this offering but that Mark Viklund has retained all of the shares of common stock he owned prior to the September 2013 private placement, including those shares of common stock issuable upon exercise of the outstanding Series A Warrants issued in connection with the April 2013 private placement.
(16)	The number of shares shown in this column includes 1,471 shares of common stock issuable upon exercise of the Warrants issued to Charles Worthman in connection with the September 2013 private placement and 992 shares of common stock issuable upon exercise of the outstanding Series A Warrants issued to Charles Worthman in connection with the April 2013 private placement.
(17)	This registration statement registers the resale by Charles Worthman of 1,471 shares of common stock issuable upon exercise of the Warrants issued to Charles Worthman in connection with the September 2013 private placement.
(18)	The number of shares shown in this column assumes that all of the shares of common stock issuable upon exercise of the Warrants are sold in this offering but that Charles Worthman has retained all of the shares of common stock he owned prior to the September 2013 private placement, including those shares of common stock issuable upon exercise of the outstanding Series A Warrants issued in connection with the April 2013 private placement.
(19)	The number of shares shown in this column includes 18,393 shares of common stock issuable upon exercise of the Warrants issued to Noam Rubenstein in connection with the September 2013 private placement and 12,397 shares of common stock issuable upon exercise of the outstanding Series A Warrants issued to Noam Rubenstein in connection with the April 2013 private placement.
(20)	This registration statement registers the resale by Noam Rubenstein of 18,393 shares of common stock issuable upon exercise of the Warrants issued to Noam Rubenstein in connection with the September 2013 private placement.
(21)	The number of shares shown in this column assumes that all of the shares of common stock issuable upon exercise of the Warrants are sold in this offering but that Noam Rubenstein has retained all of the shares of common stock he owned prior to the September 2013 private placement, including those shares of common stock issuable upon exercise of the outstanding Series A Warrants issued in connection with the April 2013 private placement.
(22)	The number of shares shown in this column includes 29,429 shares of common stock issuable upon exercise of the Warrants issued to Michael Mirsky in connection with the September 2013 private placement.
(23)	This registration statement registers the resale by Michael Mirsky of 29,429 shares of common stock issuable upon exercise of the Warrants issued to Michael Mirsky in connection with the September 2013 private placement.
(24)	The number of shares shown in this column assumes that all of the shares of common stock issuable upon exercise of the Warrants are sold in this offering.
(25)	The number of shares shown in this column includes 4,414 shares of common stock issuable upon exercise of the Warrants issued to Russell McAllister in connection with the September 2013 private placement.
(26)	This registration statement registers the resale by Russell McAllister of 4,414 shares of common stock issuable upon exercise of the Warrants issued to Russell McAllister in connection with the September 2013 private placement.
(27)	The number of shares shown in this column assumes that all of the shares of common stock issuable upon exercise of the Warrants are sold in this offering.
(28)	The number of shares shown in this column includes 44,880 shares of common stock issuable upon exercise of the Warrants issued to Michael Vasinkevich in connection with the September 2013 private placement and 57,310 shares of common stock issuable upon exercise of the outstanding Series A Warrants issued to Michael Vasinkevich in connection with the April 2013 private placement.
(29)	This registration statement registers the resale by Michael Vasinkevich of 44,880 shares of common stock issuable upon exercise of the Warrants issued to Michael Vasinkevich in connection with the September 2013 private placement.
(30)	The number of shares shown in this column assumes that all of the shares of common stock issuable upon exercise of the Warrants are sold in this offering but that Michael Vasinkevich has retained all of the shares of common stock he owned prior to the September 2013 private placement, including those shares of common stock issuable upon exercise of the outstanding Series A Warrants issued in connection with the April 2013 private placement.

PLAN OF DISTRIBUTION

Each selling securityholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed seven percent (7%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling securityholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at http://www.oxigene.com. The information contained on our web site is not included or incorporated by reference into this prospectus. In addition, our common stock is listed for trading on The NASDAQ Capital Market under the symbol “OXGN.’’ You can read and copy reports and other information concerning us at the offices of the Financial Industry Reporting Authority located at 1735 K Street, N.W., Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the Public Reference Room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case the information contained in such documents to the extent “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Current Report on Form 8-K filed on September 20, 2013, as amended on October 1, 2013 (File No. 000-21990);

•	Our Quarterly Report on Form 10-Q for the quarter ending June 30, 2013, filed on August 12, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on July 22, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on July 18, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on July 1, 2013 (File No. 000-21990);

•	Our Quarterly Report on Form 10-Q for the quarter ending March 31, 2013, filed on May 9, 2013 (File No. 000-21990);

•	Our Annual Report Amendment on Form 10-K/A for the year ended December 31, 2012, filed on April 29, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on April 24, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on April 11, 2013 (File No. 000-21990);

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 15, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on March 6, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on February 28, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on February 22, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on February 6, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on January 23, 2013 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on January 16, 2013 (File No. 000-21990);

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on June 24, 1993 (File No. 0-21990) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 33-64968) filed on June 24, 1993 and declared effective by the SEC on August 25, 1993, and any amendment or report filed with the SEC for purposes of updating such description; and

•	The description of the Rights under the Stockholder Rights Agreement (which are currently transferred with our common stock) contained in our Registration Statement on Form 8-A12G (File No. 000-21990) filed under the Exchange Act with the Commission on March 30, 2005, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting OXiGENE, Inc., 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (650) 635-7000.

OXiGENE, Inc.

5,052,007 Shares of Common Stock

PROSPECTUS

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the securities being registered.

Item	Amount
SEC registration fee	$1,542
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Printing fees	3,000
Miscellaneous fees and expenses	458
Total	$40,000

Item 15.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article Ninth of our restated certificate of incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII of our amended and restated by-laws provides that we shall, to the fullest extent permitted by the DGCL, indemnify our directors and may, if authorized by our board of directors, indemnify our officers, employees and agents and any and all persons whom we shall have power to indemnify against any and all expenses, liabilities or other matters.

We have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.

Item 16.	Exhibits

(a) Exhibits.

Exhibit Number	Description of Document

4.1	Specimen of Common Stock Certificate. (1)

4.2	Form of Warrant. (2)

4.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (2)

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

10.1	Securities Purchase Agreement, dated as of September 18, 2013, by and among the Company and the Buyers named therein. (2)

10.2	Registration Rights Agreement, dated as of September 18, 2013, by and among the Company and the Buyers named therein. (2)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference from our Registration Statement on Form S-1 filed on June 24, 1993, and any amendments thereto.
(2)	Incorporated by reference from our Current Report on Form 8-K filed on September 20, 2013.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on the second day of October, 2013.

OXiGENE, Inc.

By:	/s/ Peter J. Langecker
Peter J. Langecker
Chief Executive Officer

POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Peter J. Langecker and Barbara Riching, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER J. LANGECKER Peter J. Langecker	Chairman of the Board and Chief Executive Officer (Principal executive officer)	October 2, 2013

/s/ BARBARA RICHING	Chief Financial Officer	October 2, 2013
Barbara Riching	(Principal financial and accounting officer)

/s/ DAVID CHAPLIN	Director	October 2, 2013
David Chaplin

/s/ TAMAR D. HOWSON	Director	October 2, 2013
Tamar D. Howson

/s/ GERALD MCMAHON	Director	October 2, 2013
Gerald McMahon

/s/ WILLIAM D. SCHWIETERMAN	Director	October 2, 2013
William D. Schwieterman

Exhibit Index

Exhibit Number	Description of Document

4.1	Specimen of Common Stock Certificate. (1)

4.2	Form of Warrant. (2)

4.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (2)

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.

10.1	Securities Purchase Agreement, dated as of September 18, 2013, by and among the Company and the Buyers named therein. (2)

10.2	Registration Rights Agreement, dated as of September 18, 2013, by and among the Company and the Buyers named therein. (2)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference from our Registration Statement on Form S-1 filed on June 24, 1993, and any amendments thereto.
(2)	Incorporated by reference from our Current Report on Form 8-K filed on September 20, 2013.